As filed with the Securities and Exchange Commission on February 3, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ON24, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3292599
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

50 Beale Street, 8th Floor San Francisco, CA	94105
(Address of Principal Executive Offices)	(Zip Code)

ON24, Inc. 2000 Stock Option Plan

ON24, Inc. 2014 Stock Option Plan

ON24, Inc. 2021 Equity Incentive Plan

ON24, Inc. 2021 Employee Stock Purchase Plan

(Full Title of the Plan)

Sharat Sharan

Chief Executive Officer

ON24, Inc.

50 Beale Street, 8th Floor

San Francisco, CA 94105

(415) 369-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter Astiz

Andrew Ledbetter

Patrick J. O’Malley

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, CA 94303-2214

(650) 833-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	21,838,922	$2.33-$50.00	$547,220,155	$59,702

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the ON24, Inc. 2000 Stock Option Plan, as amended (the “2000 Plan”), the ON24, Inc. 2014 Stock Option Plan, as amended (the “2014 Plan”), the ON24, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) and the ON24, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plan described herein.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(a) promulgated under the Securities Act. The offering price per share and the aggregate offering price (a) for outstanding options granted under the 2000 Plan and the 2014 Plan are based upon the weighted-average exercise price of such outstanding options, (b) for shares issuable upon the vesting of restricted stock unit awards outstanding under the 2014 Plan, are based on $50.00, which is the initial public offering price set forth on the cover page of the Registrant’s prospectus dated February 3, 2021 and (c) for shares reserved for future issuance under the 2021 Plan and the ESPP, are based on $50.00, which is the initial public offering price set forth on the cover page of the Registrant’s prospectus dated February 3, 2021, relating to its initial public offering. The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share	Aggregate Offering Price
Shares issuable upon the exercise of outstanding options granted under the 2000 Plan(3)	648,034	$2.33(2)(a)	$1,509,920
Shares issuable upon the exercise of outstanding options granted under the 2014 Plan(4)	11,421,075(5)	$5.01(2)(a)	$57,219,586
Shares issuable upon the vesting of restricted stock unit awards outstanding under the 2014 Plan	187,500(6)	$50.00(2)(b)	$9,375,000
Shares reserved for future grant under the 2021 Plan(4)	8,282,313	$50.00(2)(c)	$414,115,650
Shares reserved for future grant under the ESPP	1,300,000	$50.00(2)(c)	$65,000,000
Proposed Maximum Aggregate Offering Price			$547,220,155

(3)	The 2000 Plan terminated pursuant to its terms in 2010. All outstanding awards under the 2010 Plan continue to be governed by their existing terms.
(4)

Includes 6,400,000 shares of common stock reserved for issuance under the 2021 Plan, plus an additional 1,882,313 shares reserved for issuance under the 2014 Plan that we expect to become available for future issuance under the 2021 Plan. Pursuant to the terms of the 2014 Plan, any shares subject to outstanding options originally granted under the 2014 Plan that terminate, expire or lapse for any reason without the delivery of shares to the holder thereof shall become available for issuance pursuant to awards granted under the 2021 Plan.

(5)	Includes 1,882,313 options available for grant under the 2014 Plan, which will become available for issuance under the 2021 Plan upon its effectiveness.
(6)

Represents shares of common stock reserved for issuance pursuant to a restricted stock unit award outstanding under the 2014 Plan as of the date of this registration statement. The 2014 Plan has been terminated and no further restricted stock unit awards will be granted under the 2014 Plan, and any shares subject to outstanding restricted stock unit awards originally granted under the 2014 Plan that terminate, expire or lapse for any reason without the delivery of shares to the holder thereof shall become available for issuance pursuant to awards granted under the 2021 Plan.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, ON24, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)

The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on February 3, 2021, relating to the registration statement on Form S-1, as amended (No. 333-251967), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)

The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-39965), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on January 29, 2021 including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Partners of DLA Piper LLP (US) beneficially own an aggregate of less than 1.0% of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

The Registrant’s amended and restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the DGCL and provides that no director will have personal liability to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of the Registrant’s directors:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s bylaws, provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•

the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the amended and restated bylaws are not exclusive.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the DGCL.

In addition, the Registrant’s amended and restated certificate of incorporation provides that it must indemnify its directors and officers and it must advance expenses, including attorneys’ fees, to its directors and officers in connection with legal proceedings, subject to very limited exceptions.

The Registrant maintains a general liability insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, the Registrant has entered into, and intends to continue to enter into, indemnification agreements with each of its directors and executive officers. These indemnification agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Form	Date	Number	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation to be effective upon IPO.	S-1	1/8/2021	3.3
4.2	Amended and Restated Bylaws to be effective upon IPO.	S-1	1/8/2021	3.4
5.1	Opinion of DLA Piper LLP (US).				X
23.1	Consent of Independent Registered Public Accounting Firm.				X
23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).				X
24.1	Power of Attorney (included on the signature page).				X
99.1#	ON24, Inc. 2000 Stock Option Plan, as amended, and form of stock option agreement thereunder.	S-1	1/8/21	10.1
99.2#	ON24, Inc. 2014 Stock Option Plan, as amended, and form of stock option agreement thereunder.	S-1	1/8/21	10.2
99.3#	ON24, Inc. 2021 Equity Incentive Plan and form of stock option agreement thereunder.	S-1/A	1/25/21	10.3
99.4#	ON24, Inc. 2021 Employee Stock Purchase Plan.	S-1	1/8/21	10.4

#	Indicates management contract or compensatory plan.

Item 9. Undertakings.

1. The Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 3rd day of February, 2021.

ON24, Inc.

By:	/s/ Sharat Sharan
Sharat Sharan
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sharat Sharan and Steven Vattuone, and each of them acting alone, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Sharat Sharan	President, Chief Executive Officer and Director	February 3, 2021
Sharat Sharan	(Principal Executive Officer)

/s/ Steven Vattuone	Chief Financial Officer	February 3, 2021
Steven Vattuone	(Principal Financial and Accounting Officer)

/s/ Irwin Federman	Director	February 3, 2021
Irwin Federman

/s/ Denise Persson	Director	February 3, 2021
Denise Persson

/s/ Holger Staude	Director	February 3, 2021
Holger Staude

/s/ Dominique Trempont	Director	February 3, 2021
Dominique Trempont

/s/ Barry Zwarenstein	Director	February 3, 2021
Barry Zwarenstein